Exhibit 10.33

December 31, 2022

Christer Rosén

Chief Executive Officer

Jupiter Neurosciences, Inc.

1001 North US HWY 1, Suite 504

Jupiter, Florida 33477

Telephone: (561) 406-6154

Dear Christer:

This Master Services Agreement, when executed by the parties hereto, will constitute an agreement (the “Agreement”) between Jupiter Neurosciences, Inc. (the “Company”) and Titan Advisory Services LLC (“TITAN”), located at 50 Constitution Way, Jersey City, NJ 07305. The Company and TITAN are the “parties” hereto and each a “party”. The Company agrees to retain TITAN and TITAN agrees to be retained by the Company under the following terms (the “Agreement”):

1.	TITAN will provide to the Company certain accounting or business consulting services (the “Services”), as described in separate Scopes of Work (“SOW”), a copy of each will be attached to this Agreement and made a part hereof. The Services to be provided will be based solely on information that the Company and others employed at or otherwise representing the Company will from time to time provide to TITAN. All reports provided by TITAN shall be considered reports on findings and not certified audits.

2.	This Agreement will become effective on the date that TITAN receives an executed copy of this Agreement from the Company and the Retainer (as defined below), and shall continue until either party provides the other with a termination notice, which notice shall be given no less than 30 days prior to the date of termination. Notwithstanding any termination of this Agreement, sections 7 through 17 shall continue and survive and remain in full force and effect.

3.	TITAN will, in providing the Services, report directly to the Company’s chief executive officer, Christer Rosén, unless specifically identified in a particular SOW.

4.	Fees due to TITAN for the Services shall be based on the hours actually expended to complete the work assignments, as described in the SOW and any related proposals. Estimated hours for each SOW will be defined therein and finally determined after taking into account planning, the anticipated cooperation from Company personnel and the assumption that unexpected circumstances, beyond TITAN’s control, will not be encountered during an engagement. Each SOW will contain budgeted hours and applicable rates. Regardless of the estimates, however, TITAN’s fees shall be billed, due and payable on an hourly basis, in quarter hour intervals, based upon the fees, as described in the SOW. The budgets will not include any items that TITAN was unaware of, including any breakdown in the company’s internal controls, items that were not disclosed by the Company, changes to scope, delays caused by Company personnel or agents and any changes in regulations or requirements by independent auditors and other consultants involved with the Company.

5.	As is customary for engagements of this type, we require that upon the signing of a Statement of Work, the Company shall pay TITAN a good faith retainer (the “Retainer”). The Retainer is intended to be maintained throughout the engagement, and applied to the final invoice, but may be used by TITAN to satisfy any unpaid amount due from the Company. Any unused Retainer will be returned to the Company. The Retainer is unique to each SOW.

6.	Upon notice from TITAN, the Company will confirm its readiness to proceed with any next step in the engagement process. Such notification from the Company can be either written or oral. For purposes of this Agreement, readiness shall be defined as the availability of Company’s project staff to work with the TITAN Team; the availability of documentation required to perform the Services; the availability of other resources or materials necessary for the TITAN Team to proceed with the Services according to the work plan, and will include physical access to the location, and necessary security clearances to enter the Company’s location. In the event that the TITAN Team is present on the Company’s site ready, willing and able to proceed pursuant to the project plan and is either denied access to same for any reason; or where Company personnel are not available to the TITAN Team for the time requested and agreed by the prior notification; or such work is not cancelled with at least one week’s notice; or where TITAN is prepared to work with documents and other materials promised to be made available by the Company and such are not available for any reason, then the Company understands and agrees that the Company shall be responsible for payment of the fees and expenses for the failure to be ready on the day or days of readiness. Such fees and expenses will include the amount of time scheduled for all members of the TITAN Team prepared to work, and all related travel, lodging and meal costs if such had been provided in the Agreement.

7.	TITAN will invoice the Company every month (unless otherwise provided for in the SOW) for services performed and payments are due from the Company upon receipt, unless otherwise communicated in writing. TITAN shall not be required to perform any services unless the Retainer is in place and all invoices from TITAN are paid to date, and TITAN may terminate this Agreement upon nonpayment in a timely manner. If the Company should desire that TITAN’s services continue beyond the engagement, a supplemental compensation arrangement must be agreed upon by the parties in writing.

8.	Except as required by applicable law or pursuant to any governmental inquiry, TITAN agrees to keep all information, including any proprietary information of the Company, which TITAN has obtained or may obtain during the performance of the Services, as well as any proprietary technical or business information of third parties, which is made available to TITAN in connection with the Services, confidential and shall not use the same for any purpose other than to perform the Services. All policies, procedures and processes revealed, disclosed or utilized by TITAN in connection with the Services, or included for the Company in TITAN’s work product, are the intellectual property of TITAN and are licensed for the internal use only, and not for resale or distribution of any kind, by the Company.

9.	As a condition to providing the Services, each of the parties understands that each party shall have access to the identity of the other’s employees. Each party agrees that during the term of this Agreement and for a period of one (1) year thereafter, neither party shall, without the prior written consent of the other (which it may withhold in its sole discretion), either directly or indirectly, engage in any way, employ, hire, or otherwise do business with any employee or former employee of the other party. Each party agrees that if it breaches or threatens to breach any of these covenants, the other party shall be entitled to both a preliminary and permanent injunction in order to prevent the continuation of such harm, and money damages insofar as they can be determined. Nothing in this Agreement shall be construed to prohibit the party aggrieved thereby from also pursuing any other remedy, the parties having agreed that all remedies shall be cumulative.

10.	If the Company fails to make any payment required under this Agreement, after 30 days, a late fee shall be charged to and paid by the Company in an amount equal to the lesser of 1.5% per month or the maximum rate permitted by law on the delinquent amount from the date due until the date actually paid. TITAN shall not be responsible to provide any services or return any work product to the Company unless the Company has made all payments in full. Further, the Company agrees that any damages, interest, legal fees and court or arbitration costs incurred by TITAN to collect past due balances, or enforce this section of the Agreement, will be due to TITAN from the Company.

11.	The Company agrees to reimburse TITAN for all reasonable out-of-pocket expenses that TITAN incurs in providing the Services. The Company shall make such reimbursement to TITAN upon receipt of each invoice. All expenses will be billed at actual cost. Examples of typical expenses may include travel, mileage, meals, lodging, long-distance telephone, postage, copying, etc. and will be communicated to the Company prior to incurrence.

12.	The Company shall be solely responsible for the contents of the information it provides to TITAN, and the Company warrants and represents that any information resulting from the rendering by TITAN of the Services shall not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. Since TITAN is relying solely on the information that the Company is providing to TITAN to perform the Services, and, further, since the Company is requesting services herein from TITAN and TITAN would not agree to perform the Services without additional indemnification provisions relating to any third party claims whatsoever in regard to the Company, the Company hereby agrees to, and shall, indemnify, hold harmless and defend TITAN, its principals, employees and representatives, from and against any claims, losses, damages or any other liability arising, directly or indirectly, in whole or in part, including any and all reasonable legal costs and expenses (and the expenses of experts and consultants), from or as a result of (i) TITAN performing the Services or any other services requested by the Company, (ii) any claim by the Company or any third party of any misrepresentation or reliance on any information resulting from the Services; (iii) any claim by the Company or any third party or governmental agency brought under the federal securities laws or other statutes, state statute, or common law, or otherwise, or (iv) any claim by the Company or any third party in connection with the sale or issuance of any shares of the Company’s stock, or other equity or debt of the Company. In the event TITAN incurs legal costs or expenses indemnified hereunder, the Company shall reimburse TITAN for those costs as incurred on a monthly basis. TITAN shall not be indemnified, and shall refund to you, any amounts paid to it pursuant to this indemnification in the event there is a court adjudication that TITAN acted with gross negligence or willful misconduct.

13.	The Company agrees that the maximum liability of TITAN that may arise out of the services provided by TITAN for the Company at any time shall be limited to the total fees paid to TITAN for a particular SOW, unless TITAN is found to be grossly negligent in its duties or acts with willful misconduct. Further, any controversy or claim arising out of or relating to this Agreement shall be submitted first to voluntary mediation with a mediator mutually selected by the parties. If mediation is not successful, then the parties will agree to submit to binding arbitration in accordance with the laws of New Jersey with an arbitrator mutually selected by the Company and TITAN. Judgment on any arbitration award may be entered in any court having proper jurisdiction.

14.	Neither party shall assign or delegate this Agreement or any rights, duties or obligations hereunder without the express written consent of the other. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the successors, legal representatives and assignees of the parties hereto.

15.	If any provision of this Agreement is declared invalid or unenforceable, such provision shall be deemed modified to the extent necessary and possible to render it valid and enforceable. In any event, the unenforceability or invalidity of any provision shall not affect any other provision of this Agreement, and this Agreement shall continue in full force and effect, and be construed and enforced, as if such provision had not been included, or had been modified as above provided, as the case may be. If there is any inconsistency between the terms of this Agreement and a SOW, the terms of this Agreement shall govern.

16.	The provisions of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

17.	This Agreement constitutes the entire Agreement between the parties relating to the subject matter hereof, and there are no other agreements, oral or written, other than as set forth in this Agreement. This Agreement may be amended, modified or supplemented only by written instrument by the parties hereto.

If you are in agreement with the foregoing, kindly sign a copy of this letter where indicated below and return to us. We look forward to our working relationship together.

Sincerely,

/s/ Saleem Elmasri

Saleem Elmasri
Principal
Titan Advisory Services LLC

THIS LETTER CORRECTLY SETS FORTH THE UNDERSTANDING OF THE COMPANY:

/s/ Christer Rosén	Chief Executive Officer of Jupiter Neurosciences, Inc.

SIGNATURE	TITLE

Christer Rosén	December 31, 2022

PRINT NAME	DATE

Please find below the proposal for services to be provided by Titan Advisory Services LLC to the Company.

SCOPE OF WORK

Date:	December 31, 2022

Project:	CFO Services

Services:

The services to be provided are as follows:

1. Operate as the full time Chief Financial Officer, including, but not limited to the following responsibilities:

a. Overall financial strategy implementation and execution

b. Oversee forecasts and budgeting

c. Oversee finance/ accounting department

d. Financial reporting

e. Oversee tax compliance

Deliverables:	Deliverables will correlate with the Services listed above.

Timing:	Work will begin on January 1, 2023.

Fees:

Fees shall be fixed at $25,000 monthly.

All services are expected to be performed by Saleem Elmasri. Any additional resources, subject to prior approval by the Company, that assist with the above Services will be billed at $150 to $250 per hour.

Equity:

The Company shall issue 150,000 stock options, at current fair value or the public transaction price, to Saleem Elmasri upon execution of this SoW. The options granted will vest 25% at 1/1, 2023 with the remaining 112,500 options to vest ratably (14,063 options) per quarter over the following 8 quarters (Q1 2023 – Q4 2024). All options will accelerate and vest immediately upon an M&A or other type of transaction that will be deemed a change of control of the company. The option grant and agreement will detail all terms in further detail.

TITAN/Saleem Elmasri will be eligible to participate in additional incentive equity or cash compensation alongside the Company’s other executives. This award will be at the sole discretion of the Company.

Payment:	Invoices shall be issued on or about the last business day of the month and payable within 10 days of receipt.

Retainer:	Retainer of $20,000 is waived.

Thank you for your consideration. We look forward to working with you.

/s/ Saleem Elmasri

Saleem Elmasri
Principal
Titan Advisory Services LLC

THIS SOW CORRECTLY SETS FORTH THE UNDERSTANDING OF THE COMPANY:

/s/ Christer Rosén	Chief Executive Officer of Jupiter Neurosciences, Inc.

SIGNATURE	TITLE

Christer Rosén	December 31, 2022

PRINT NAME	DATE